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                                                                   Exhibit 10.74

                          MEMORANDUM OF UNDERSTANDING

          This Memorandum of Understanding ("MOU") is intended to document the agreements reached between LLO-Gas, Inc., a Delaware corporation ("LLO-Gas"), and Atlantic Richfield Company, a Delaware corporation ("ARCO"), with respect to the subject matter hereof.

          1. LLO-Gas owes money to ARCO arising from ARCO's sale and delivery of gasoline to LLO-Gas for which LLO-Gas has not yet paid. The present balance owed by LLO-Gas to ARCO for gasoline purchases is $398,310.86 (the "Delinquent Amount").

          2. Payment by LLO-Gas to ARCO of the Delinquent Amount was and is secured by that certain Irrevocable Letter of Credit issued by Sterling National Bank, dated October 22,1999, in the original, principal amount of Four Hundred Fifty Thousand Dollars ($450,000.00) and bearing No. SLC100002 (the "Letter of Credit"). The remaining principal balance which ARCO is entitled to draw on the Letter of Credit is Three Hundred Twenty-Two Thousand, One Hundred Fifteen Dollars and Eighty-One Cents ($322,115.81).

          3. Although ARCO is fully and immediately entitled to do so, LLO-Gas has requested that ARCO not draw down all or any portion of the Letter of Credit to collect the Delinquent Amount. LLO-Gas has advised ARCO that such a draw down of the Letter of Credit would cause LLO-Gas to default on other obligations, including obligations to Capstone Capital LLC, which threaten the continued operation of LLO-Gas.

          4. As a material inducement to cause ARCO to forbear from immediately drawing down the Letter of Credit in the full amount of the Delinquent Amount, LLO-Gas agrees to take all of the following steps:

              (a)   On or before March 23rd, 2000 at 12:00 p.m., Pacific
Standard Time, LLO-Gas will execute a separate Promissory Note (the "Note") in the original, principal
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amount of the Delinquent Amount. Under the terms of the Note, LLO-Gas shall make weekly payments of principal and interest of Four Thousand Dollars ($4,000.00) to ARCO until May 8, 2002, on which date the entire remaining principal balance of the Note, all accrued and unpaid interest thereon and any and all other sums owed to ARCO thereunder shall be all due and payable.

               (b) The Letter of Credit shall be maintained in full force and effect for the benefit of ARCO with a face amount at no time less than $322,115.81, and on or before March 29, 2000 at 12:00 p.m., Pacific Standard Time, the Letter of Credit shall be amended to (i) extend its term to July 31, 2002, and (ii) provide that the Letter of Credit shall not expire, be canceled or otherwise terminated without thirty (60) days prior written notice to ARCO and ARCO's consent. The Letter of Credit shall be amended to include assurance that ARCO may draw down the Letter of Credit in the event bankruptcy could potentially impact repayment of the Promissory Note, consistent with paragraph 5 of this MOU. Documentation confirming this shall be provided to ARCO on or before March 31, 2000 at 12:00 p.m., Pacific Standard Time.

               (c) Until otherwise determined by ARCO, in the sole and absolute discretion of ARCO, all purchases and payments made by LLO-Gas from ARCO, including but not limited to royalty payments, gasoline and other product purchases, loan payments and other payments and purchases of every kind whatsoever, shall be made on a wire transfer basis.

          5. In reliance upon the foregoing agreements and representations of LLO-Gas, and as an accommodation to LLO-Gas, ARCO agrees not immediately to draw down all or any portion of the Letter of Credit; provided, however, that if LLO-Gas fails for any reason whatsoever to make any payment when due under the terms of the Note or otherwise commits an Event of Default under the Note, or if LLO-Gas breaches or defaults for any reason whatsoever with respect to any term, covenant, condition, agreement or provision of this MOU,

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then ARCO shall immediately and without notice to LLO-Gas draw down the Letter of Credit in an amount equal to the entire outstanding balance of the Delinquent Amount, including but not limited to all principal, interest and other charges due, owing and unpaid to ARCO under the Note. In the event that at any time prior to repayment in full of the entire Delinquent Amount, LLO-Gas has filed a petition for relief or an involuntary petition has been filed against LLO-Gas pursuant to the Unites States Bankruptcy Code or similar law or an assignment for the benefit of creditors has been filed by LLO-Gas or has been filed against LLO-Gas, then ARCO shall have the immediate right (but not the obligation) without notice to or consent by LLO-Gas of any kind whatsoever, to draw down the Letter of Credit in the full amount of all payments which were made by LLO-Gas to ARCO or otherwise due and owing to ARCO, under the Promissory Note during the 90 days prior to the filing of such bankruptcy or assignment for the benefit of creditors ("preference payments"). Upon ARCO's receipt of payment under the Letter of Credit, ARCO will remit the preference payments to the estate of LLO-Gas.

          6. Given LLO-Gas's representations that it will be unable to continue operations without additional credit from ARCO, ARCO will extend to LLO-Gas a line of credit in the maximum principal amount of $300,000.00 (the "Line of Credit"). The Line of Credit will be available to LLO-Gas for the purchase of gasoline only and will be immediately secured, in part, by a $150,000.00 letter of credit ("New Letter of Credit") naming ARCO as the beneficiary. The New Letter of Credit shall be issued by a financial institution entirely acceptable to ARCO on terms and conditions entirely acceptable to ARCO, in its sole discretion. The Line of Credit will be evidenced by a promissory note and will mature on September 22, 2000, at which time LLO-Gas will pay in full all sums outstanding with respect to the Line of Credit. The New Letter of Credit shall remain in effect until December 29, 2000, and will secure in all respects the obligations of LLO-Gas to ARCO under the promissory note evidencing

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the Line of Credit. In the event LLO-Gas has filed a petition for relief or an involuntary petition has been filed against LLO-Gas pursuant to the United States Bankruptcy Code or similar law or an assignment for the benefit of creditors has been filed by LLO-Gas or has been filed against LLO-Gas, ARCO may draw down the New Letter of Credit in the full amount of any payments made to ARCO in repayment of the Line of Credit which are, or could be deemed, preference payments subject to return to the bankrupt estate. Upon payment under the New Letter of Credit, ARCO will remit the preference payments to the estate of LLO-Gas.

          This Memorandum of Understanding, and the contemporaneously executed $398,310.86 Promissory Note, supersede both the prior Memorandum of Understanding and the Promissory Note executed on March 10, 2000 by LLO-Gas, neither of which are in effect.

          AGREED on the date set forth below.

DATED:  March 23, 2000.            ATLANTIC RICHFIELD COMPANY


                                   By /s/ Mark E. Daggett
                                     ----------------------------------------
                                      Mark Daggett
                                      Manager, Credit & Accounts Receivable
                                      ARCO Products Company


DATED:  March 23, 2000.            LLO-GAS, INC.


                                   By /s/ John Castellucci
                                     ----------------------------------------
                                     John Castellucci
                                     Authorized Signatory
                                     LLO-Gas, Inc.

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